Exhibit 8.1
FORM OF WACHTELL, LIPTON, ROSEN & KATZ OPINION
[ • ], 2010
Mirant Corporation
1155 Perimeter Center West
Atlanta, GA 30338-5416
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of RRI Energy, Inc., a Delaware corporation (“RRI”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of Mirant Corporation, a Delaware corporation (“Mirant”), with and into RRI Energy Holdings, Inc., a Delaware corporation and direct wholly owned subsidiary of RRI.
     We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,